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                                                                  Exhibit (a)(3)


TO:          Employees, Officers and Directors

FROM:        Melvin Waxman
             Chairman of the Board

SUBJECT:     OFFER TO EXCHANGE OPTIONS

DATE:        December 7, 2001


IMPORTANT NEWS -- PLEASE READ IMMEDIATELY -- YOU MUST TAKE ACTION BEFORE JANUARY 8, 2002 IN ORDER TO PARTICIPATE IN THIS OFFER.


         Waxman Industries, Inc. is offering to all eligible employees, officers and directors who hold stock options the opportunity to exchange their outstanding stock options for options exercisable at the fair market value of our stock on or about July 10, 2002. Employees, officers and directors are "eligible" to participate in the offer if they are employees, officers and/or directors of Waxman or its subsidiaries on both the date (A) the offer commences and (B) Waxman grants the new options under the recently adopted Waxman Industries, Inc. 2002 Stock Incentive Plan (the "Plan"). We are making the offer upon the terms and conditions described in the Offer to Exchange, this memorandum, the Election Form, the Notice to Change Election From Accept to Reject and the Promise to Grant New Option(s). Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 5:00 p.m. Eastern Time on January 8, 2002.

         If you elect to participate in this exchange, your existing unexercised stock option (the "Old Option") will be cancelled and a promise to issue a new option (the "New Option") will be issued. The New Option will be for the same number of shares as your Old Option, subject to adjustments for any stock splits, stock dividends and similar events, less any exercised shares. The New Option will be granted under the terms of the Plan. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

THE NEW OPTION

1. All grants cancelled pursuant to this program are eligible for the New
Option.

2. The New Option will be priced at the fair market value on the day we grant the option, expected to be on or about July 10, 2002, which is defined as the closing price on the Nasdaq Over-The-Counter Bulletin Board (or any other securities quotation system or any stock exchange on which our shares are then quoted or listed) on the date of grant. This price may be higher, or lower, or the same as the exercise price on your option to be cancelled. THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

3. The New Option will be 100% vested.

4. If your employment and/or directorship with Waxman terminates voluntarily OR involuntarily prior to July 10, 2002, you will not receive a New Option.

5. All other rules of the Plan will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1. All option grants are eligible for consideration for the New Option assuming your election is received by 5:00 p.m., Eastern Time, on January 8, 2002 or, if we have extended the offer, by the new expiration of the offer.

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2. Any of your outstanding, unexercised options may be cancelled. If you elect to cancel an Old Option, it must be cancelled in its entirety.

3. If you decide to tender any of your options, then you must tender all of your options that were granted by Waxman Industries, Inc. to you during the six month period prior to the cancellation of any tendered options. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant the New Option on or about July 10, 2002, unless we have to change the date because the offer had been extended.

4. Individuals canceling a grant pursuant to this program will not be eligible for additional grants until after July 10, 2002.

5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if your employment and/or directorship is terminated and you do not receive a New Option.

6. All New Options will be the same type of options as your Old Options, to the extent allowed by the tax laws.

7. All rights to cancelled grants will be irrevocably forfeited.


         If you decide to tender any of your options, then you must complete the enclosed Election Form and hand deliver or fax a signed copy to Mark Wester, Vice President and Chief Financial Officer, at (440) 439-8678 by no later than 5:00 p.m., Eastern Time, on January 8, 2002. If you do not complete and timely deliver an Election Form, then no action will be taken with respect to your options.


         Waxman will e-mail a confirmation of receipt within 48 hours of receiving your Election Form.

         IF YOUR ELECTION IS RECEIVED AFTER 5:00 P.M., EASTERN TIME, ON JANUARY 8, 2002, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.